Exhibit 10.29
TANDEM DIABETES CARE, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Tandem Diabetes Care, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Non-Employee Directors”). This Non-Employee Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Non-Employee Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2023 Long-Term Incentive Plan (the “Plan”). Each Non-Employee Director will be solely responsible for any tax obligations incurred by such Non-Employee Director as a result of the equity and cash payments such Non-Employee Director receives under this Policy.

1.Cash Compensation

Annual Cash Retainer

Each Non-Employee Director will be paid an annual cash retainer. There are no per‑meeting attendance fees for attending Board meetings.

Lead Independent Director Cash Retainer

A Non-Employee Director, if any, who serves as Lead Independent Director of the Board will be eligible to an additional annual fee of $25,000 for such service.

Non-Employee Director and Committee Annual Cash Retainer

Each Non-Employee Director earns a cash retainer for service on the Board and an additional amount for service on each committee of which the Non-Employee Director is a member and the chair of each committee earns a higher annual retainer for such service (which is in lieu of, and not in addition to, member annual retainers) as follows:

	Member Annual Retainer	Chair Annual Retainer
Board of Directors	$55,000	$105,000
Audit Committee	$11,000	$25,000
Compensation Committee	$9,000	$20,000
Nominating and Corporate Governance Committee	$7,000	$17,000
Cybersecurity and Data Privacy Subcommittee	$6,000	$15,000

Each annual cash retainer will be paid quarterly in arrears on a prorated basis.

2.Equity Compensation

Non-Employee Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Non-Employee Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions, subject to the Non-Employee Director remaining a Non-Employee Director through the applicable grant date:

(a) No Discretion. No person will have any discretion to select which Non-Employee Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

Exhibit 10.29
(b) Initial Awards. Each individual who first becomes an Non-Employee Director following the effective date of the Policy, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy, will be granted an award of Restricted Stock Units (an “Initial Award” with a Value of approximately $300,000 (the “Initial Value”), provided that the quantity of shares (rounded down to the nearest whole number of shares) is determined by dividing the Initial Value by the average closing price of the Company’s common stock for the 15-trading day period ending on the 5th trading day prior to the date on which such individual first becomes an Non-Employee Director, or such other methodology the Board or Compensation Committee may determine prior to the grant of the full value Award becoming effective. Each Initial Award will be granted automatically on such date without the need for additional action by the Board or Compensation Committee.

(c) Annual Award. Each Non-Employee Director will be automatically granted an award of Restricted Stock Units (an “Annual Award”) with a value of approximately $180,000 (the “Annual Value”), provided that the quantity of shares (rounded down to the nearest whole number of shares) is determined by dividing the Annual Value by the average closing price of the Company’s common stock for the 15-trading day period ending on the 5th trading day prior to the date of the annual meeting of the Company’s stockholders, or such other methodology the Board or Compensation Committee may determine prior to the grant of the Annual Award becoming effective. Each Annual Award will be granted automatically on such date without the need for additional action by the Board or Compensation Committee.

(d) Terms. The terms and conditions of each Initial Award and Annual Award will be as follows:

i.Each Initial Award will be scheduled to vest as to one third (1/3) of the Shares subject to such Initial Award on each annual anniversary of the commencement of the Non-Employee Director’s service as a Non-Employee Director, if on such dates the Non-Employee Director has remained in continuous service as a Director.
ii.Each Annual Award will be scheduled to vest as to all of the Shares subject to such Annual Award on the first anniversary of the date of grant of such Annual Award, if on such date the Non-Employee Director has remained in continuous service as a Director.
iii.Each Initial Award and Annual Award will fully vest and, if applicable, become exercisable if the Company experiences a Change in Control; provided that the Non-Employee Director continues to serve as a Director through the effective date of such event.

3.Travel Expenses

Each Non-Employee Director’s reasonable, customary and documented travel expenses to attend Board or Committee meetings will be reimbursed by the Company.

4.Section 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Non-Employee Director for any taxes imposed or other costs incurred as a result of Section 409A.